EXHIBIT 99.1

Timberline Forms 50/50 Joint Venture at Butte Highlands with
SMD, Agrees to Cancel Acquisition of SMD, and Completes $10-
Million Debt/Equity Financing to Retire Bridge Loan Facility

October 27, 2008 – Coeur d’Alene – Timberline Resources Corporation (AMEX:TLR) announced today that it and Ron Guill have mutually agreed to cancel the agreement to acquire Small Mine Development, LLC (“SMD”), while simultaneously agreeing to form a 50/50 joint venture with SMD at Timberline’s 100-percent owned, royalty-free Butte Highlands Gold Project. Under terms of the agreement, Timberline will be carried to production by SMD, which will fund all mine development costs and begin development next summer. Both Timberline’s and SMD’s 50-percent share of costs will be paid out of proceeds from future mine production.

Timberline also agreed to a $10-million debt & equity financing with Ron Guill, a Timberline Director and the sole owner of SMD. The financing consists of a $5-million 2-year note convertible into Timberline common stock at $1.50 per share and $5-million in Timberline common stock valued at $0.90 per share, resulting in Mr. Guill becoming the Company’s largest individual shareholder. Proceeds from the financing allow Timberline to pay off its bridge loan with Auramet Trading, LLC and provide working capital. As a listed company, the issuance of shares is subject to the additional share listing application process of the NYSE Alternext.

Timberline CEO Randal Hardy stated, “We are excited about this transaction. In these unprecedented market conditions, it proved extremely difficult to complete the acquisition of SMD under acceptable terms. Therefore, we jointly agreed that the unpredictability in the current economic climate presented too great of a risk to the Company and our shareholders. Under these circumstances, we believe that our strategic partnership with SMD at Butte Highlands provides an excellent opportunity for our shareholders by placing our most-advanced project on a development track with considerably less share dilution. This partnership is a model for future opportunities in underground mine development and mining with SMD.”

Timberline will have approximately 34-million shares outstanding. According to the preliminary economic analysis of the Butte Highlands project, once successfully in full production, at a gold price of $600 per ounce, the estimated annual revenue from the project is $51.5-million. Timberline’s 50-percent interest in the project could annually generate an estimated $25.8-million in revenue and $11-million in net income (32 cents per share). At $800 per ounce, the estimated annual revenue from the project is $68.7-million, resulting in an estimated $34.4-million in revenue and $19-million in net income (55 cents per share) to Timberline.

Chairman John Swallow added, “While both sides went to great effort and expense to consummate the acquisition agreed to nearly a year ago, the world of a year ago is, unfortunately, not the world of today. In attempting to push a deal that made sense until recently, but does not today, we risked creating an entity unable to generate sufficient cash flow or take advantage of the opportunities that exist today. We have no control over the credit markets and little use for them or the process at this time. The resulting structure of Timberline demonstrates the strength of our relationships with those truly motivated to build shareholder value.”

Nearly 100,000 feet of past drilling by major and junior mining companies outlined historic mineralization (pre-dating and not compliant with NI 43-101 or SEC Guide 7) exceeding 500,000 ounces of gold. As announced previously, a preliminary economic analysis conducted by SMD assumes the successful confirmation of this historic mineralization, including its tonnage and average grade. Highlights of the analysis include:

•	Development program including an exploration decline, which becomes the production ramp, underground drill stations, and underground drilling at a total estimated cost of $15-million to $18-million.

•	Ability to achieve production in less than 2 years.

•	Anticipated custom milling at nearby facilities with excess capacity, bypassing the need to permit and construct an onsite mill and tailings pond.

•	A 1,000 ton-per-day operation at an average grade of 0.289 ounces of gold per ton, yielding annual gold production of approximately 85,000 ounces per year over a 5-year mine-life.

•	Sensitivity analysis indicating robust economics at gold prices as low as $500 per ounce.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry. Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on high-potential, district-scale gold projects. The Company has a 50/50 joint venture with Small Mine Development, LLC at Timberline’s 100-percent owned, royalty-free Butte Highlands Gold Project which is scheduled for development beginning in 2009. Timberline is listed on the American Stock Exchange and trades under the symbol “TLR”.

This news release does not constitute an offer of any securities of Timberline for sale. Any securities to be issued in the acquisition transaction and sold in the private sale of Timberline's securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2007. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman

Phone: 208.664.4859